SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED A UDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 1 OK of Smoky Market Foods, Inc, of our report dated April 16, 2012 on our audit of the financial statements of Smoky Market Foods, Inc. as of February 29, 2012, and the related statements of operations, stockholders' equity and cash flows for the years then ended February 29, 2012, and the reference to us under the caption "Experts."

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

April 16, 2012

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351